Exhibit 99.1

My Size Founder and CEO Issues Letter to Shareholders

Ronen Luzon Provides Update on the Company’s Efforts to Bolster Marketing & Sales in 2018, with the Completion of the Company’s Recent $6 Million Fundraise

Airport City, Israel, February 6, 2018: My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ; TASE: MYSZ), the developer and creator of smartphone measurement applications, today issued a Letter to Shareholders highlighting how its 2017 achievements and recent fund raise of $6 million have positioned the Company to accomplish its 2018 growth objectives.

Dear Fellow Shareholders,

My Size enters 2018 with strong momentum based on our 2017 advancements in technology, product development, intellectual property, and marketing. We started 2018 with a $6 million fundraise that gives us the ability to effectively execute on our 2018 growth plans. We are investing in our marketing and sales infrastructure to execute on the substantial opportunity for MySize in the $72 billion U.S. e-commerce retail market. Our 2018 goals include signing new customer contracts with major U.S. retailers for our measurement technologies, including the MySizeID platform and our TrueSize white label apparel sizing measurement technology. We are also in discussions with international couriers regarding our BoxSizeID product for the courier market. As we develop and launch new measurement apps, the increasing download and usage of these consumer will help us develop and build an array of big data assets.

During the first few weeks of January, we unveiled our MySizeID™ product to an extremely enthusiastic reception at CES, the largest consumer electronics show in the world, as well as at NRF 2018, the National Retail Federation’s conference. This marks an auspicious start to 2018, which we expect to be a pivotal year for our Company in terms of market penetration and product adoption, while we continue to innovate new big data-based measurement solutions.

2017 Achievements

Products & Markets

Successfully Launched and Now Marketing MySizeID™ - We prepared our flagship product MySizeID for a successful unveiling and launch at CES in Las Vegas in January 2018. This led to a series of discussions with potential retail partners both at CES and at the National Retail Federation conference, NRF 2018 in New York City. MySizeID is a revolutionary patented body measurement technology, designed to transform online apparel purchasing.

MySizeID combines a person’s measurements taken with a smartphone, with anthropometric datbases, and a retailer’s sizing charts and database, through a proprietary algorithm that finds the right fit for each customer.

We are increasing investments in our sales and marketing infrastructure in the U.S., where we plan to hire additional sales personnel and software engineers to conduct beta testing of MySizeID™ with the technical and executive teams of leading U.S. retailers.

Please click here to watch a video demonstrating how MySizeID works.

The apparel e-commerce market in the U.S. alone is estimated to be an annual $72 billion, with 70% of apparel returns being size related, according to Statista and Drapers Etail Report.

Launched RealSize with Customer TRUCCO – We launched our white label TrueSize apparel measurement app with our first customer, a leading high-end Spanish retailer, TRUCCO, which has over 240 points of sale in more than 20 countries. TRUCCO has private labeled our TrueSize measurement tool as RealSize.

Please click here to watch a video demonstrating how RealSize works.

Developing New App for In-Store Shopping – Our R&D activities now include the development of a measurement app to be used for apparel shopping in physical stores. While e-commerce is a multi-billion market in dire need of a solution for sizing, in-store retail apparel shopping remains a larger market and most major retailers today have both online and physical stores. With our new app, salespeople in a physical retail store will be empowered to create measurement profiles for customers. These profiles can be used for in-store purchases as well as online, thereby unifying customers’ online and offline shopping experiences. My Size’s newest app is being designed to encourage return visits and increase customer loyalty and retention.

Global retail apparel sales are estimated in 2019 to reach $1.51 trillion according to Statista.com.

Upgraded BoxSizeID™ – We upgraded our BoxSizeID product to enable one-step measurement which takes just a few seconds, creating a significant time savings for the user. Historically, measurement of boxes required the examination of three different parameters – height, length and depth. Now, with the upgraded BoxSizeID, boxes can be measured in a single step by placing the smartphone at the top corner of the box and holding it in the air while moving to the opposite bottom corner. Using this single measurement, the BoxSizeID algorithm derives the box’s three dimensions and calculates its size. The upgrade is currently in testing phase.

Please click here to watch a video demonstrating how BoxSizeID works.

According to Accenture Consulting, the parcel post market is expected to grow by 9% per year and reach over $343 billion by 2020.

Launched Commercial Phase of KatzID with Customer Katz Corporation - During 2017, we completed beta pilot testing of KatzID and launched its commercial phase. KatzID is a private label parcel measurement app based on our BoxSizeID product. KatzID was developed for, and is currently being deployed by, Katz Corporation, the second largest delivery company in Israel. Katz expects that KatzID will create significant yearly savings in its courier business, leading to an estimated 2.5% increase in its annual income.

Globally, the courier services market includes approximately 7,500 companies representing about $90 billion in annual revenue, according to marketrealist.com.

Achieved Record 700,000 Downloads for SizeUp™ – Our measurement app for the Do-It-Yourself (DIY) market has now been downloaded 700,000 times by the end of 2017. During 2017, we increased availability of the app to 33 different smartphone models. We also developed and launched v3.0 of SizeUp to include “Measurement in the Air” functionality, which allows users to instantly and accurately measure objects by placing their smartphone at one end of the object, lifting it slightly and moving it to the other end, either vertically or horizontally. This saves time and makes the measurement process easier for a larger variety of surfaces.

Please click here to see how SizeUp works.

According to Technovia, the global DIY tools market is forecast to reach $13.9 billion by 2021.

Beta Testing New Room Dimension App - We are currently beta testing a room measurement app for the home improvement market. The days of fiddling with protractors, measuring tapes, pencils and papers are nearly over. My Size's room dimension app has been designed to enable the smartphone user to accurately and instantly draw a room plan, map the interior space, and design home improvements from the smartphone.

The Leading Indicator of Remodeling Activity (LIRA), published by Harvard University, estimates the home improvement market at $317 billion annually.

R&D and Patents

Three patents were issued to My Size in 2017 from the U.S., Japan and Russia for our patent, “The Measurement of a Body Part” for the apparel market. The patent covers the combined use of big data, measurement of a person’s size, and a retailer’s size chart, through use of My Size’s proprietary algorithm.

Our intensive R&D efforts during 2017 also resulted in our platform technology’s ability to improve accuracy of measurements to within +/- 1 cm. This is an exceptional achievement, which we believe makes My Size the first and best technology in the world for the measurements of small items, under 50 cm in size.

Corporate Developments

We raised approximately $8.5 million in the past few months, including $2.5 million in December 2017 and $6 million in February 2018. We will be using this funding to advance our technologies and market our products. Building out our sales and marketing team, during 2017, we appointed Argun Ersen to lead sales in Europe and Claudio Menegatti to guide MySize’s sales and marketing efforts in the fashion market. We were also pleased to sign both plus-size model, Emme, and celebrity fashion stylist, Susan Moses, to represent My Size in the apparel market.

2018 Objectives

Our goal is to realize the following value-driving milestones in 2018:

•	Negotiate and sign agreements with new retail partners for our MySizeID and TrueSize measurement technologies.

•	Negotiate and sign agreements with new retail and courier partners for our SizeUp and BoxSizeID products.

•	Advance our agreement with Katz Corporation in the courier market into the revenue generation phase, following the completion of our commercial test phase.

•	Launch and brand our new measurement app to be used for apparel shopping in physical stores.

•	Launch BoxSizeID’s upgraded one step measurement capabilities.

•	Grow our database. As the usage of our measurement apps increases, our database of information including user behavior and body measurements generates valuable statistics. Such data can be used in the big data market for targeted advertising and for blinded consumer data mining.

We believe that our licensing revenue business model lends itself to high margins and high growth. Multiple, layered revenue streams generated from partnerships with online and physical store retailers include fees paid by retailers to My Size for sales made when our measurement technology is used. Specialized advertising revenues can also be generated when utilizing the My Size to identify the user’s exact needs.

We wish you a prosperous 2018 and thank all our shareholders for their support of My Size and our goal to improve commerce through accurate measurement technologies.

Sincerely,

Ronen Luzon

Founder and CEO, My Size

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries.  This proprietary technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website. www.mysizeid.com. Follow us on Facebook, LinkedIn and Twitter.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements.  All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.  Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections.  Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: an active trading market for our common stock may not develop on NASDAQ; the trading price for our common stock may fluctuate significantly; and the Company will continue to be a "controlled company," as defined under NASDAQ rules, and the interests of our controlling stockholder may differ from those of our public stockholders.  Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Isreal Press Contact:

Eran Yoels

Rimon, Cohen and Co.

Eran@rcspr.co.il

+972-52-440-8020

U.S. Press Contact:

Matthew Bretzius

FischTank Marketing & PR

matt@fischtankpr.com

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